Paulson Investment Company Announces New CFO Appointment

PORTLAND, OR -- 03/07/2006 -- Paulson Investment Company, Inc., the wholly owned subsidiary of Paulson Capital Corporation (NASDAQ: PLCC), today announced the promotion of Karen Johannes, CPA to the post of Chief Financial Officer effective immediately. Ms. Johannes' appointment to the senior accounting position follows the planned retirement of former CFO Ms. Carol Rice, who will remain with the Company over the near term to assist with the transition.

"There are no words that can express the depth of gratitude that we feel towards Carol," stated Chester L.F. Paulson, founder and Chairman of Paulson Capital Corp. "She has dedicated over 32 years to the Paulson organization, and as CFO, played a significant role in creating and perpetuating our Company's long standing tradition of excellence. She will certainly be sorely missed. In her stead, Karen is ideally suited and qualified to assume the post and help ensure a seamless transition of our accounting leadership."

While serving as Senior Vice President of Accounting and Controller at Paulson for the past two years, Ms. Johannes worked closely with Ms. Rice to manage the daily corporate finance and accounting affairs of the Company. Possessing over 15 years finance, public accounting and capital market experience, Ms. Johannes has authored numerous articles on business valuation for the newsletter Insights, published by her former employer Willamette Management. After earning a Bachelors of Science degree in Business Administration from Oregon State University, Ms. Johannes received an MBA from the University of Washington. She is also a Certified Public Accountant.

About Paulson Capital Corporation

Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
email: plcc@efcg.net